CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this "***Agreement***"), between Saleen Automotive, Inc., a Nevada corporation (the "***Company***"), and W-net Fund I, L.P. (the "***Lender***"), is made and entered into as of May 28, 2021.

RECITALS

Subject to the terms and conditions set forth in this Agreement, the Lender will make loans to the Company in the aggregate principal amount of up to $250,000 (the "***Loans***"), which shall be evidenced by a 12% Secured Promissory Note (the "***Note***") in the form attached as Exhibit A hereto.

The Note will be secured by certain the assets of the Company pursuant to a Security Agreement in the form attached as Exhibit B hereto (the "***Security Agreement***"), between the Company and the Lender.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Loans**.

1.1 Initial Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make an initial Loan to the Company under the Note in the principal amount of $75,000 on date of the Closing (as defined below), and from time to time thereafter may make additional Loans to the Company under the Note in an aggregate amount not to exceed $250,000 of outstanding Loans at any time (the "***Maximum Amount***").

1.2 Additional Loans. From time to time following the Closing, during the period the Note is outstanding, the Company may request that Lender make one or more additional advances to the Company under the Note (the "***Additional Advances***" and together with the Initial Advance, each, an "***Advance***"). All Additional Advances shall be made at the reasonable discretion of the Lender, following the written request (a "***Loan Request***") from the Company to the Lender of an Advance under the Note, which Loan Request shall set forth the proposed uses for such Advance, which shall be solely to fund expenses of the Company in connection with a proposed financing of the Company by Crush Capital. The Lender shall not be required to make any Advance under a Loan Request if (i) the proceeds of the Advance will not be used solely to fund expenses related to a Crush Capital financing, (ii) the Company and Crush Capital are not at the time of such Loan Request proceeding with a financing of the Company, or (iii) there has been a material adverse change in the Company's cost forecasting from that previously furnished by the Company to the Lender. Subject to the outstanding Advances not exceeding the Maximum Amount and the foregoing terms, the Company may borrow, prepay and reborrow Loans under the Note prior to the maturity of the Note.

2. **Closing**. The closing of the transactions contemplated hereby (the "***Closing***") shall take place on the date hereof following the satisfaction of the closing conditions set forth in Section 5. Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to the Lender the Note, and the Lender shall deliver to the Company a loan in the principal amount of $75,000 by (a) certified or cashier's check or (b) wire transfer of immediately available funds (net of wire transfer fees) per the following instructions:

Name of Bank:	Union Bank
City and State:	Corona, California

ABA Number:	[XXXXXXXXXX]
Beneficiary Name:	Saleen Sales Corporation
Beneficiary Account Number:	[XXXXXXXXXX]

provided, however, that the proceeds of the initial Loan shall be reduced by a commitment fee payable to the Lender in the amount of $10,000.

3. **Representations and Warranties of the Company**. In order to induce the Lender to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to the Lender as follows:

3.1 Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, condition (financial or otherwise) or prospects of the Company (a "***Material Adverse Effect***"). The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry on its business as now conducted.

3.2 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company's obligations hereunder, including the issuance and delivery of the Note has been taken. This Agreement, the Security Agreement, and the Note, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors.

3.3 Enforceability. The execution, delivery, and performance of this Agreement, the Security Agreement, and the Note by the Company have been duly authorized by all requisite corporate action. This Agreement, the Security Agreement, and the Note, upon execution by the Lender and the Company, as applicable, shall constitute the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

3.4 No Violations. The execution, delivery, and performance of this Agreement, the Security Agreement, and the Note by the Company do not and will not violate or conflict with any provision of the certificate of incorporation as amended and in effect on the date hereof (the "***Certificate of Incorporation***") and bylaws as amended and in effect on the date hereof (the "***Bylaws***") of the Company, and do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under (except such consents as have been obtained as of the date hereof), or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties are bound, except such consents as have been obtained as of the date hereof. The Company is not otherwise in violation of its Certificate of Incorporation, Bylaws or other organizational documents, nor is the Company, to its knowledge, in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. The Company is not in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to

which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably expected to have a Material Adverse Effect.

3.5 SEC Documents. The Company has made available to the Lender true and complete copies of all reports or registration statements the Company has filed with the Securities and Exchange Commission ("***SEC***") under the Securities Act of 1933 ("***Securities Act***") and the Securities Exchange Act of 1934 (the "***Exchange Act***"), for all periods ending on or prior to December 31, 2019, all in the form so filed (collectively the "***SEC Documents***"). To the Company's knowledge, as of their respective filing dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. To the Company's knowledge, none of the SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such SEC Documents became effective under the Securities Act.

3.6 Financial Statements. To the Company's knowledge, the Company's financial statements, including the notes thereto, included in the SEC Documents (the "***Financial Statements***") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("***GAAP***") consistently applied (except as may be indicated in the notes thereto) and present fairly the Company's consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

Except as expressly set forth in this Section 3, the Company makes no representation or warranty, express or implied, in respect of any of the Company's assets, liabilities or operations, or otherwise, and any such other representations or warranties, including, without limitation, any representations, warranties or disclosures made in any presentation or marketing materials made available by the Company, if any, are hereby expressly disclaimed.

4. **Representations and Warranties of the Lender**. In order to induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Lender represents and warrants to the Company as follows:

4.1 Authority. If a corporation, partnership, limited partnership, limited liability company, or other form of entity, the Lender is duly organized or formed, as the case may be, validly existing, and in good standing under the laws of its jurisdiction of organization or formation, as the case may be. The Lender has all requisite individual or entity right, power, and authority to execute, deliver, and perform this Agreement.

4.2 Enforceability. The execution, delivery, and performance by the Lender of this Agreement have been duly authorized by all requisite partnership or corporate action, as the case may be. This Agreement has been duly executed and delivered by the Lender, and, upon its execution by the Company, shall constitute the legal, valid, and binding obligation of the Lender, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

4.3 No Violations. The execution, delivery, and performance by the Lender of this Agreement do not and will not, with or without the passage of time or the giving of notice, result in the

breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Lender pursuant to, any material instrument or agreement to which the Lender is a party or by which the Lender or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the certificate of incorporation or bylaws, partnership agreement, operating agreement, trust agreement, or similar organizational or governing document of the Lender, as applicable.

5. **Conditions Precedent.**

5.1 Conditions to the Obligation of the Lender to Consummate the Closing. The obligation of the Lender to consummate the Closing is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the date of the Closing (the "***Closing Date***") with the same force and effect as though made on and as of the Closing Date.

(b) The Company shall have performed all obligations and conditions required to be performed or observed by the Company under this Agreement and the Security Agreement on or prior to the Closing Date.

5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Lender contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) The Lender shall have performed all obligations and conditions required to be performed or observed by the Lender under this Agreement on or prior to the Closing Date.

6. **Further Assurances.** The parties hereto will, upon reasonable request, execute and deliver all such further assignments, endorsements and other documents as may be necessary in order to effectuate the transactions contemplated hereby.

7. **Entire Agreement; No Oral Modification.** This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and may not be amended or modified except in a writing signed by both of the parties hereto.

8. **Binding Effect; Benefits.** This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; *however*, nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9. **Counterparts.** This Agreement may be executed in any number of counterparts (including via facsimile or digital image format), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10. **Governing Law.** This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Nevada (without giving effect to conflicts of laws principles), both substantive and remedial.

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11. **Prevailing Parties**. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to receive and the nonprevailing party shall pay upon demand reasonable attorneys' fees in addition to any other remedy.

12. **Notices.** All communication hereunder shall be in writing and, if sent to a Lender shall be mailed, delivered, telegraphed or sent by facsimile or electronic mail, and confirmed to such Lender at its address set forth on the signature page of this Agreement, or if sent to the Company, shall be mailed, delivered, telegraphed or sent by facsimile or electronic mail and confirmed to the Company at Saleen Automotive, Inc., 2375 Wardlow Road, Corona, CA 92882, Attention: Steve Saleen.

13. **Headings**. The section headings herein are included for convenience only and are not to be deemed a part of this Agreement.

[*Signature Pages Follow*]

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IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the dates set forth on the signature pages hereto.

COMPANY:

SALEEN AUTOMOTIVE, INC.

By: ______________________
Name: Steve Saleen
Title: Chief Executive Officer

LENDER:

W-NET 1 FUND, LP

By: ______________________
Name:
Title:

SALEEN AUTOMOTIVE, INC.

12% Secured Promissory Note

$250,000 May 28, 2021 (the "**Issue Date**")

FOR VALUE RECEIVED, **SALEEN AUTOMOTIVE, INC.**, a Nevada corporation (the "**Company**") with its principal executive office at 2375 Wardlow Road, Corona, CA 92882, promises to pay to the order W-net Fund I, LP or its registered assigns (the "**Holder**" or "**Payee**"), the principal amount of $250,000 or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by Payee to the Company hereunder (the "**Principal Amount**"), on November 28, 2021 (the "**Maturity Date**") or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding Principal Amount of this Secured Promissory Note (this "**Note**") in accordance with the provisions hereof.

This Note has been issued pursuant to a Note Purchase Agreement (the "**Purchase Agreement**") entered into between the Company and the Payee, and is secured by a Security Agreement (the "**Security Agreement**") among the Company and Payee covering certain collateral (the "**Collateral**"). all as more particularly described and provided therein, and is entitled to the benefits thereof. The Security Agreement and any and all other documents executed and delivered by the Company to or the Holder under which the Holder is granted liens on assets of the Company or provided with a guaranty in connection with the transactions contemplated by Note Purchase Agreement are collectively referred to as the "**Security Documents**."

1. Interest. The outstanding Principal Amount shall bear interest at the rate of twelve (12%) percent per annum. All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 365 days (including the first day but excluding the last day during which any such Principal Amount is outstanding).

2. Repayment.

A. Scheduled Payment. The Principal Amount of the Note and accrued interest thereon shall be payable in full on the Maturity Date.

B. Mandatory Prepayments. Within 20 business days following the Company's receipt of any proceeds from the sale of equity securities (including, without limitation, any proceeds from a financing by Crush Capital), or of its S1 automobiles, the Company shall prepay the Note in the amount of such proceeds.

C. Optional Prepayment. The Note may be prepaid, in whole or in part, at any time or from time to time, without premium or penalty.

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D. Payment Applications. All payments made on this Note shall be applied first to interest accrued to the date of the payment and then to the outstanding principal payments due under this Note. All prepayments of the principal due under this Note shall be applied to the maturities of this Note in the inverse order of their maturities.

3. **Covenants of Company.**

A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, unless it has otherwise obtained the prior written consent of Holder, it will perform the obligations set forth in this Section 2A:

(i) Taxes and Levies. The Company (and each of its subsidiaries) will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles with respect to any such tax, assessment, charge, levy or claim so contested;

(ii) Maintenance of Existence. The Company (and each of its subsidiaries) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

(iii) Maintenance of Property. The Company (and each of its subsidiaries) will at all times reasonably maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(iv) Insurance. The Company (and each of its subsidiaries) will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

(v) Books and Records. The Company (and each of its subsidiaries) will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

(vi) Notice of Certain Events. The Company (and each of its subsidiaries) will give prompt written notice (with a description in reasonable detail) to the Payee of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, unless it has otherwise obtained the prior written consent of the Holder, it will perform the obligations set forth in this Section 3B:

(i) Liquidation, Dissolution. The Company will not (and will not permit any of its subsidiaries to) liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof); provided, however, such prior written consent shall not be required in connection with the consummation of any merger or change of control transaction which results in prepayment of the Note pursuant to the terms of this Note;

(ii) Sales of Assets. The Company will not (nor permit any of its subsidiaries with respect to their assets and properties), other than in the ordinary course of business, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets material to the Company's business to any person or entity; provided, however, such prior written consent shall not be required in connection with licenses or other rights granted by the Company to a strategic partner, licensee or distributor as approved by the Board of Directors of the Company (the "**Board of Directors**");

(iii) Redemptions. The Company will not redeem or repurchase any outstanding equity and/or debt securities of the Company (or its subsidiaries);

(iv) Indebtedness. Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness which is not expressly subordinate in all respects to the Note, *provided*, that this covenant shall not apply to (A) capitalized leases, purchase money indebtedness (secured solely by liens on the equipment or assets leased or purchased), (B) accounts payable, or (C) other accrued expenses incurred by the Company in the ordinary course of business;

(v) Transactions with Affiliates. The Company will not (and will not permit any of its subsidiaries to) enter into any transaction after the Issue Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company or any of its subsidiaries (including officers, directors and shareholders owning five (5%) percent or more of the Company's outstanding capital stock), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable

than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company as determined by the Board of Directors in good faith.

(vi) Dividends. The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

4. **Events of Default.**

If any of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation by law or otherwise) (each, an **"Event of Default"**):

(i) Non-Payment of Obligations. The Company shall default in the payment of the principal or interest due under this Note within five (5) business days of when the same shall become due and payable (whether by acceleration or otherwise);

(ii) Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3A, which default shall continue uncured for thirty (30) days;

(iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3B, and, if capable of cure, such default shall not have been cured within thirty (30) days;

(iv) Bankruptcy, Insolvency, Etc. The Company (or any of its subsidiaries) shall:

(a) in any legal document admit in writing its inability to pay its debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

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(e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing;

(v) Cross-Default. Other than existing defaults, the Company shall default in the payment when due, after the expiration of any applicable grace period, of any amount payable under any other obligation of the Company for money borrowed in excess of $100,000;

(vi) Cross-Acceleration. Other than existing indebtedness currently due and the anticipated SBA loan currently in progress, any other indebtedness for borrowed money of the Company (or any of its subsidiaries) in an aggregate principal amount exceeding $100,000 shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or shall not be paid as and when the same becomes due and payable including any applicable grace period;

(vii) Other Breaches, Defaults. The Company shall default or be in breach of any term or provision of this Note, any other Transaction Document (as defined in the Note Purchase Agreement), in any material respect, for a period of thirty (30) days, or any material representation or warranty made by the Company to the Payee in any Transaction Document shall be materially false or misleading; or

(viii) Security Documents. The Security Documents shall cease to create a valid and perfected lien in and to any material Collateral;

then, and in any such event, the Holder shall, by notice to the Company, take or cause to be taken any or all of the following actions, without prejudice to the rights of Payee to enforce its claims against the Company: (1) declare the principal of and any accrued interest and all other amounts payable under this Note to be due and payable, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (2) proceed to enforce or cause to be enforced any remedies provided under the Security Documents, and (3) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note; provided, that upon the occurrence of any Event of Default referred to in Section 4(v) then (without prejudice to the rights and remedies specified in clause (3) above) automatically, without notice, demand or any other act by any Holder, the principal of and any accrued interest and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. No remedy conferred in this Note upon any Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise.

5. **Amendments and Waivers.**

The provisions of this Note may from time to time be amended, modified or supplemented, if such amendment, modification or supplement is in writing and consented to by the Company and the Holder; provided, however, that no such amendment, modification or waiver:

(i) which would modify this Section 5A, extend the Maturity Date for more than 120 days, or subject the Holder under each Note to any additional obligations shall be made without the consent of the Holder of each Note, or

(ii) which would reduce the amount of any payment of principal of or interest on any Principal Amount payable hereunder (or reduce the Principal Amount of or rate of interest payable hereunder) shall be made without the consent of the Holder of each Note so affected.

A. No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

B. To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid by the Payee to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made by the Payee or such enforcement or setoff had not occurred.

6. **Miscellaneous.**

A. Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds. The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees to pay to the Holder of this Note, on demand, all costs and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

B. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of its successors and permitted assigns of the Company and the Payee, respectively, whether so express or not.

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B. This Note shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

C. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

SALEEN AUTOMOTIVE, INC.

By: ______________________
Name: Steve Saleen
Title: Chief Executive Officer

SECURITY AGREEMENT

SECURITY AGREEMENT (this "Agreement"), dated as of May 28, 2021 (this "Agreement") between SALEEN AUTOMOTIVE, INC., a Nevada corporation (the "Company"), and W-NET I FUND, LP ("Lender" or "Secured Party").

WHEREAS, the Lender has agreed to make loans (the "Loans") to the Company pursuant to a 12% Secured Promissory Note of Company that matures on November 28, 2021 (the "Note"); and

WHEREAS, in order to induce the Lender to make the Loans under the Note, the Company has agreed to grant the Lender a security interest in the Company's assets to secure the Company's obligations under the Notes.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Definitions.** The term "State", as used herein, means the State of Nevada. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9. The term "Obligations", as used herein, means all of the indebtedness, obligations and liabilities of the Company to the Lender, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Notes or this Agreement. The term "Event of Default," as used in this Agreement, shall mean an Event of Default under any of the Notes, the failure of the company to pay any of the Obligations when due, or such other default or breach by the Company of any of the Obligations.

2. **Grant of Security Interest.** The Company hereby grants to the Secured Party, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Secured Party, the automobiles described on Exhibit A hereto (the "Automobiles"), wherever located, and all proceeds and products thereof (all of the same being hereinafter called the "Collateral").

3. **Authorization to File Financing Statements.** The Company hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Company is an organization, the type of organization and any organization identification number issued to the Company. The Company agrees to furnish any such information to the Secured Party promptly upon request. In addition, the Secured Party is further irrevocable authorized to register its security interest with respect to any or all of the Automobiles, as applicable, with the department of motor vehicles of

the State of California or any other similar recorder of liens applicable to any of the Automobiles.

4. **Other Actions.** Prior to the execution of this Agreement, the Company shall deliver possession of the Automobiles into the possession of the Secured Party at the location set forth on Exhibit A hereto. The Automobiles shall remain at such location or such other location designated by the Secured Party until the Obligations have been discharged in full. The Company further agrees to take any other action reasonably requested by the Secured Party to insure the attachment, and perfection of, and the ability of the Secured Party to enforce, the Secured Party's security interest in any and all of the Collateral.

5. **Representations and Warranties Concerning Company's Legal Status.** The Company represents and warrants to the Secured Party as follows: (a) the Company's exact legal name is that indicated on the signature page hereof, (b) the Company is a corporation incorporated in the jurisdiction of the State of Nevada, and (c) the Company's chief executive office and mailing address is located at 2375 Wardlow Road, Corona, CA 92882.

6. **Covenants Concerning Company's Legal Status.** The Company covenants with the Secured Party as follows: (a) without providing at least 30 days prior written notice to the Secured Party, the Company will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (b) the Company will not change its type of organization, jurisdiction of organization or other legal structure.

7. **Representations and Warranties Concerning Collateral, Etc.** The Company further represents and warrants to the Secured Party that the Company is the owner of the Collateral, free from any adverse lien, security interest or other encumbrance, except for liens incurred in the ordinary course of business which arise by operation of law and which liens secure amounts not yet due.

8. **Collateral Protection Expenses; Preservation of Collateral.**

8.1. **Expenses incurred by Secured Party.** In its discretion, the Secured Party may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral. The Company agrees to reimburse the Secured Party on demand for any and all expenditures so made. The Secured Party shall have no obligation to the Company to make any such expenditures, nor shall the making thereof relieve the Company of any default.

8.2. **Secured Party's Obligations and Duties.** Anything herein to the contrary notwithstanding, the Company shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Company thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of the Company under

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or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times. The Secured Party's sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Secured Party deals with similar property for its own account.

9. **Remedies.** If an Event of Default shall have occurred and be continuing, the Secured Party may, without notice to or demand upon the Company, declare this Agreement to be in default, and the Secured Party shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or of any jurisdiction in which Collateral is located.

10. **Standards for Exercising Remedies.** To the extent that applicable law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, the Company acknowledges and agrees that it is not commercially unreasonable for the Secured Party (a) to fail to incur expenses reasonably deemed significant by the Secured Party to prepare Collateral for disposition, (b) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (c) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (d) to contact other persons for expressions of interest in acquiring all or any portion of the Collateral, (e) to hire one or more professional auctioneers to assist in the disposition of Collateral, (f) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (f) to disclaim disposition warranties, (g) to purchase insurance to insure the Secured Party against risks of loss, collection or disposition of Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral, or (h) to the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral. The Company acknowledges that the purpose of this Section 10 is to provide non-exhaustive indications of what actions or omissions by the Secured Party would not be commercially unreasonable in the Secured Party's exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 10. Without limitation upon the foregoing, nothing contained in this Section 10 shall be construed to grant any rights to the Company or to impose any duties on the Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 10.

11. **No Waiver.** The Secured Party shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and

signed by the Secured Party. No delay or omission on the part of the Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Secured Party with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Secured Party deems expedient.

12. **Waivers by Company.** The Company waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Secured Party may deem advisable. The Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 9.2. The Company further waives any and all other suretyship defenses.

13. **Marshalling.** The Secured Party shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Secured Party's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

14. **Proceeds of Dispositions; Expenses.** The Company shall pay to the Secured Party on demand any and all expenses, including reasonable attorneys' fees and disbursements, incurred or paid by the Secured Party in protecting, preserving or enforcing the Secured Party's rights under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Secured Party may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the

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Company, and the Company shall remain liable for any deficiency in the payment of the Obligations.

15. **Overdue Amounts.** Until paid, all amounts due and payable by the Company hereunder shall be a debt secured by the Collateral.

16. **Governing Law; Consent to Jurisdiction.** THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA . The Company agrees that any suit for the enforcement of this Agreement may be brought in the courts of the State of California or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Company by mail at the address specified in Section 5. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

17. **Miscellaneous.** The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Company and its respective successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

Exhibit A
COLLATERAL AND COLLATERAL LOCATION

Automobiles

1. White S1 Race Car; Chassis number: [XXXXXX]

2. Red S1 Street Prototypal Car; Chassis number: [XXXXXX]

3. Yellow S1 Race Car; Chassis number [XXXXXX]

4. Lucky Strike S1 Race Car; Chassis number [XXXXXX]

5. Black #18 S1 Race Car; Chassis number [XXXXXX]

Collateral Location

[Provide Address of David Weiner Garage]

IN WITNESS WHEREOF, intending to be legally bound, the Company has caused this Agreement to be duly executed as of the date first above written.

SALEEN AUTOMOTIVE, INC.

By: /s/ Steve Saleen
Name: Steve Saleen
Title: Chief Executive Officer

W-NET I FUND, LP

By: /s/
Name: David Weiner
Title: G.P.

119855787.2